    As filed with the Securities and Exchange Commission on October 23, 1998
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------


                    CHARLES E. SMITH RESIDENTIAL REALTY, INC.
             (Exact name of Registrant as specified in its charter)

       Maryland                                             54-1681655
(State of Incorporation)                                  (I.R.S. Employer
                                                       Identification No.)

                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
               (Address, including zip code and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                            ------------------------

                             Ernest A. Gerardi, Jr.
                                    President
                    Charles E. Smith Residential Realty, Inc.
                               2345 Crystal Drive
                     Crystal City, Arlington, Virginia 22202
                                 (703) 920-8500
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

                          J. Warren Gorrell, Jr., Esq.
                            Bruce W. Gilchrist, Esq.
                             Hogan & Hartson L.L.P.
                           555 Thirteenth Street, N.W.
                           Washington, D.C. 20004-1109
                                 (202) 637-5600

                            ------------------------

Approximate date of commencement of the proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

                       CALCULATION OF REGISTRATION FEE (1)

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum                Proposed Maximum
  Title of Shares         Amount to be                  Aggregate Price                     Aggregate              Amount of
  to be Registered         Registered                    Per Share (1)                 Offering Price (1)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share              464,667                          $30.375                  $14,114,260.13                 $4,163.71
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the New York Stock Exchange on October 16, 1998.

                            ------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                              Subject to Completion

                    Charles E. Smith Residential Realty, Inc.

                         464,667 shares of Common Stock
[LOGO]
Prospectus

                     This prospectus relates to 464,667 shares of common stock
                  that we may issue to a partnership that holds Units of limited partnership interest of Charles E. Smith Residential Realty L.P., which is our Operating Partnership. This partnership received Units on October 10, 1997, when the Operating Partnership acquired 2000 Commonwealth Avenue, an apartment complex located in Boston, Massachusetts, from the partnership. If this partnership (or any of its partners, if it distributes the Units to its partners) requests that the Operating Partnership redeem Units issued in that acquisition, we may elect to issue to the redeeming Unitholder a number of shares of common stock equal to the number of Units being redeemed.

                     We are a self-managed equity real estate investment trust.
                  Through the Operating Partnership and its subsidiaries, we own, acquire, develop, and manage multifamily residential properties, and provide a full range of real estate services to other property owners. Our properties are located primarily in the Washington, D.C., Chicago, and Boston metropolitan areas.

                     Our common stock is listed on the New York Stock Exchange
                  under the trading symbol "SRW."

                     Consider carefully the risk factors beginning on page 3 in this prospectus.

                                  ------------------------------

                     The information contained in this prospectus is not
                  complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     Neither the Securities and Exchange Commission nor any
                  state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     October __, 1998

                                TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----

Prospectus Summary.................................................................   1
    Some Important Terms...........................................................   1
    Forward-Looking Information....................................................   1
    The Company....................................................................   1
    The Stock Offering.............................................................   2
    Important Risks in Owning Our Common
    Stock..........................................................................   2
    Tax Status of the Company......................................................   2
Risk Factors.......................................................................   3
    Redeeming Unitholders May Have Special
        Tax and
        Investment Risks...........................................................   3
    Shareholders' Ability to Effect Changes in Control
        of the Company is Limited..................................................   4
    The Market Value of Our Common Stock Could Be
        Adversely Affected By a Number of
        Factors....................................................................   5
    Our Success as a REIT Depends on Our
        Compliance with Complicated Tax Rules......................................   6
    Redeeming Unitholders will Continue to be Subject to the
        Operational Risks of Our Business..........................................   7
Description of Capital Stock.......................................................   8
    General Rights of Common Stock.................................................   8
    Preferred Shares...............................................................   8
    Classification and Removal of Board of Directors;
        Other Provisions...........................................................   9
    Special Statutory Requirements for
        Certain Transactions.......................................................  10
    Restrictions on Transfer; Excess Stock.........................................  11
    Transfer Agent and Registrar...................................................  12
Shares Available for Future Sale...................................................  13
Redemption of Units................................................................  13
    General........................................................................  13
    Tax Consequences of Redemption.................................................  14
    Comparison of Ownership of Units and
        Common Stock...............................................................  16
Federal Income Tax Considerations..................................................  28
    General........................................................................  28
    Taxation of the Company........................................................  28
    Requirements for Qualification.................................................  29
    Tax Aspects of the Company's Investments in the
        Operating Partnership and Property Service Businesses......................  33
    Taxation of Shareholders.......................................................  34
    Other Tax Considerations.......................................................  38
Plan of Distribution...............................................................  38
Available Information..............................................................  38
    Incorporation of Certain Documents by
    Reference......................................................................  39
Experts............................................................................  40
Legal Matters......................................................................  40

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you. To understand this common stock offering, you should read the entire prospectus carefully, including the risk factors and federal income tax considerations.

Some Important Terms

   References in this prospectus to "the Company," "we," "us," and "our" refer to Charles E. Smith Residential Realty, Inc., Charles E. Smith Residential Realty L.P., their predecessors and subsidiaries, or any of them, unless the context indicates otherwise. References in this prospectus to the "Operating Partnership" refer to Charles E. Smith Residential Realty L.P., its subsidiaries, or any of them. References in this prospectus to "Units" refer to common units of limited partnership interest of Charles E. Smith Residential Realty L.P.

Forward-Looking Information

   This prospectus includes forward-looking statements which involve risks and uncertainties. Whenever you see the words "believes," "anticipates," and "expects" and similar words indicating uncertainty, you should remember that the statements are assumptions. These assumptions are subject to risks or uncertainties that could cause actual financial results or management plans and objectives to differ materially from those projected or expressed in this prospectus. For example, such differences may occur because of changes in:

     - national and regional economic conditions (especially in multifamily property occupancies and rental growth in the Washington, D.C. metropolitan area);

     - our ability to identify and secure additional properties and property locations;

     - the effect of prevailing market interest rates and the pricing of our common stock;

     -    the acceptance of our financing plans by the capital markets; and

     - other risks which may have been or will be discussed in our filings with the SEC.

We recommend that you consider carefully the risks of such assumptions before making any investment in our common stock.

   We disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements in this prospectus. We may make such updates or revisions to reflect a change in our expectations or a future event or change in a circumstance or condition upon which such forward-looking statements are based.

                                   The Company

   We are a self-administered and self-managed equity REIT which acquires, develops, manages and operates multifamily properties primarily in the Washington, D.C., Chicago, and Boston metropolitan areas. We are a fully integrated real estate organization with in-house acquisition, development, financing, marketing, property management and leasing expertise. Our primary strategy for growth is to acquire, develop, own and manage high quality multifamily properties to generate long-term income and increase in value. We are a Maryland corporation. The Operating Partnership is a Delaware limited partnership. We commenced business operations on June 30, 1994.

   We are the sole general partner of the Operating Partnership. As of September 30, 1998, we owned approximately 56% of its outstanding Units. The Operating Partnership and its subsidiaries own all of our properties, property interests and business assets.

   As of September 30, 1998, we owned 49 multifamily apartment communities with a total of 19,951 units. 45 of the properties were located in the Washington, D.C. metropolitan area, two in the Boston metropolitan area and two in the Chicago metropolitan area. We currently have approximately 2,100 units under construction. We also manage over 3,500 additional apartment units for other property owners. Besides our residential properties, we own two retail centers in the Washington, D.C. metropolitan area with approximately 436,000 square feet of retail space.

                               The Stock Offering

   This prospectus relates to 464,667 shares of common stock that we may issue to Commonwealth Reservoir Park Limited Partnership, a partnership that holds Units of limited partnership interest of our Operating Partnership. This partnership received Units on October 10, 1997, when the Operating Partnership acquired 2000 Commonwealth Avenue, an apartment complex located in Boston, Massachusetts, from the partnership.

   On October 10, 1998, Commonwealth Reservoir Park Limited Partnership became eligible to redeem its Units for cash or, at our election, shares of our common stock. If this partnership (or any of its partners, if it distributes the Units to its partners) requests that the Operating Partnership redeem Units issued in that acquisition, we may elect to issue to the redeeming Unitholder a number of shares of common stock equal to the number of Units being redeemed.

   Under the Operating Partnership's partnership agreement, Unitholders may redeem their Units on a one-for-one basis for common stock or their cash equivalent. We have the right to choose whether to acquire such Units directly or to pay their cash equivalent.

                   Important Risks in Owning Our Common Stock

   Before you decide to redeem your Units for common stock, you should read the "Risk Factors" section, which begins on page 3 of this prospectus.

                            Tax Status of the Company

   We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). We believe that we qualify for taxation as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. We are required, among other things, to distribute at least 95% of our taxable income (excluding any net capital gain). Even if we qualify to be taxed as a REIT, we are subject to certain federal, state and local taxes on our income and property and to federal income and excise tax on the income we do not distribute. In addition, the operating companies that we own do not qualify as REITs and are subject to federal, state and local income taxes. See page 6 and pages 28-37 for a more detailed explanation.

                                  RISK FACTORS

         In addition to the other information in this prospectus, you should consider carefully the following risk factors.

Redeeming Unitholders May Have Special Tax and Investment Risks

         A Unitholder Who Redeems Units for Common Stock May Have Adverse Tax Effects. A Unitholder who redeems Units for common stock may be treated for tax purposes as having sold the Units. The sale will be taxable and the Unitholder will be treated as realizing an amount equal to the sum of the cash or the value of the common stock the Unitholder receives plus the amount of the Operating Partnership nonrecourse liabilities allocable to the redeemed Units. It is possible that the amount of gain the Unitholder recognizes (or even the tax liability resulting from such gain) could exceed the amount of cash and the value of other property the Unitholder receives. See "Redemption of Units--Tax Consequences of Redemption" on page 14.

         In addition, the Unitholder's ability to sell common stock in order to raise cash to pay the resulting tax liability may be restricted due to our common stock's relatively low trading volume. As a result of fluctuations in the stock price, the price a Unitholder receives for the shares may not equal the value of the Units redeemed. See "--Market Interest Rates and Low Trading
Volume May Have an Effect on the Value of Our Common Stock" on page 6.

         If a Unitholder Redeems Units, the Original Receipt of the Units May Be Subject to Tax. If a Unitholder redeems Units, particularly within two years of receiving them, there is a risk that the original receipt of the Units may be treated as a taxable sale under the "disguised sale" rules of the Code. Subject to several exceptions, the tax law generally provides that a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a taxable sale. In particular, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a taxable sale of the contributed property unless the facts and circumstances clearly establish that the transfers are not a sale. On the other hand, if two years have passed between the original contribution of property and the transfer of money or other consideration, the transactions will not be presumed to be a taxable sale unless the facts and circumstances clearly establish that they should be.

         Differences Between an Investment in Shares of Common Stock and Units May Affect Redeeming Unitholders. A Unitholder who elects to redeem Units may receive, at our election, cash or shares of our common stock in exchange for the Units. A Unitholder who receives cash will no longer benefit from any subsequent increases in share price or receive any future distributions (unless the Unitholder currently owns or acquires in the future additional shares of our common stock or Units). If the Unitholder receives shares of common stock upon redemption, the Unitholder will become a shareholder rather than a holder of Units in the Operating Partnership. Although an investment in shares of common stock is substantially similar to an investment in Units in the Operating Partnership, there are some differences between ownership of Units and ownership of common stock relating to, among other things, form of organization, management structure, voting rights, liquidity and federal income taxation. These differences, some of which may be material to investors, are discussed in "Redemption of Units -- Comparison of Ownership of Units and Common Stock" on page 16.

Shareholders' Ability to Effect Changes in Control of the Company is Limited

         Certain Company Policies May Be Changed Without a Vote of Shareholders. Certain of our major policies are decided by our Board of Directors, including those relating to investment, financing, growth, acquisitions, development, debt capitalization and distributions. Although the Board of Directors currently has no intention to amend or revise these and other policies, it may do so from time to time without a vote of the shareholders of the Company. In order to change our policy of seeking to maintain our REIT qualification status, however, we must have the approval of our shareholders. Changes in our policies may not fully serve the interests of all shareholders.

         Provisions of our Charter Could Inhibit Changes of Control. Certain provisions of our Charter may delay or otherwise limit the ability of outside parties to acquire control of the Company or engage in some other transaction. Such Charter provisions provide for three-year staggered terms for directors, the authority of the Board of Directors to classify presently unclassified capital stock into one or more series having special preferences without shareholder approval and imposition of a 9.8% ownership limit relating to third party ownership of shares. See "-- We Have a Share Ownership Limit" below and "Description of Capital Stock -- Classification and Removal of Board of Directors; Other Provisions" on page 9. Such limitations could prevent the Company from entering into a change of control transaction or some other transaction that could be in the best interests of the shareholders.

         In addition, we cannot merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless such transaction includes a merger of, or a sale of assets by, the Operating Partnership, which may require approval of the holders of a majority of the Units. We currently hold approximately 56% of the Units. This voting requirement might limit the possibility for acquisition or change in control of the Company, even if a change in control were in the shareholders' interest. In this regard, the holders of Units might incur different, and more adverse, tax consequences as a result of such an acquisition or change in control that could motivate them to oppose such a transaction that is in the shareholders' interest.

         Our Ability to Issue Preferred Shares Could Inhibit Changes of Control. Our Charter authorizes the Board of Directors to issue preferred shares of stock ("Preferred Shares") and to establish the preferences and rights of any Preferred Shares issued, including the right to vote and the right to convert them into shares of common stock. This power to issue Preferred Shares could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the shareholders' interest. We currently have outstanding three series of Preferred Shares. The Preferred Shares issued in these offerings rank senior to the common stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up of the Company. The Company is subject to the risks normally associated with preferred equity financing, including the risk that the Company's cash flow will be insufficient to meet the required payments on the Preferred Shares.

         Maryland Law Contains Limitations on Change of Control. Provisions of the Maryland General Corporation Law ("MGCL") prohibit certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation's shares of capital stock (an "Interested Shareholder") unless the transaction is approved by a supermajority (80%) of voting shares. In addition, an Interested Shareholder may not engage in a business combination for five years following the date he became an Interested Shareholder. The Company's Charter, as is permitted by the MGCL, exempts any business combination involving Messrs. Smith and Kogod and persons affiliated or acting in concert with them. Consequently, Messrs. Smith and Kogod and their affiliates are permitted to enter into business combinations with the Company without the supermajority shareholder approval otherwise required by the MGCL.

         We Have a Share Ownership Limit. Under the REIT tax rules, not more than 50% in number or value of our outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to help us comply with this rule, we have limited ownership of the issued and outstanding shares of capital stock by any single shareholder to 9.8% of the outstanding common stock (determined taking into account certain ownership attribution rules). This ownership limit is also intended to inhibit changes of control of the Company.

         Our Board of Directors has in the past and may in the future waive the percentage ownership limit for certain entities if it is satisfied that ownership in excess of this limit will not jeopardize the our status as a REIT and it otherwise decides such action is in the best interests of the Company.

         A transfer of shares of capital stock to a person who, as a result of the transfer, violates the ownership limit will be void. Shares of common stock acquired in breach of the limitation will be automatically exchanged for shares of a separate class of stock not entitled to vote or to participate in distributions ("Excess Stock"). In addition, ownership, either directly or constructively under the applicable attribution rules of the Code, of stock in excess of the ownership limit generally will result in the conversion of those shares into Excess Stock. We will direct a holder of Excess Stock to sell such stock to us for the lesser of the price paid or the average closing price for the five trading days preceding the sale or to sell such stock to a person whose ownership of the stock does not violate the ownership limit. See "Description of Capital Stock-- Restrictions on Transfer; Excess Stock" for additional information regarding the ownership limits.

The Market Value of Our Common Stock Could Be Adversely Affected by a Number of Factors

         The Large Number of Shares Available for Future Sale Could Adversely Affect the Market Price of Our Common Stock. As of September 30, 1998, we had outstanding approximately 17.5 million shares of common stock tradable without restriction (excluding shares held by our affiliates) and had reserved 17.8 million additional shares of common stock for possible issuance upon redemption of Units and 3.6 million shares for possible issuance upon conversion of outstanding preferred stock. In addition, we have reserved a number of shares available for possible issuance under any of our employee benefit plans filed with the SEC. We also have on file with the SEC two effective registration statements which together allow for the sale of up to approximately $266 million in unspecified securities, including shares of common stock and securities convertible into shares of common stock. We cannot predict the effect that future sales of shares of common stock, or the perception that such sales could occur, will have on the market prices of our shares.

         Changes in Market Conditions Could Adversely Affect the Market Price of Our Common Stock. As with other publicly traded securities, the value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are the following: the extent of institutional investor interest in us; the reputation of REITs and residential REITs generally and the attractiveness of their equity securities in comparison to other equity securities (including equity securities issued by other real estate companies); our financial condition and performance; and general financial market conditions.

         Our Earnings and Cash Distributions Will Affect the Market Price of Our Common Stock. We believe that the market value of a REIT's equity securities is based primarily upon the market's perception of the REIT's growth potential and its current and potential future cash distributions, and is secondarily based upon the real estate market value of the underlying assets.

For that reason, our shares may trade at prices that are higher or lower than the net asset value per share. To the extent we retain operating cash flow for investment purposes, working capital reserves or other purposes, these retained funds, while increasing the value of our underlying assets, may not correspondingly increase the market price of our shares. In addition, we are subject to certain risks normally associated with preferred equity financing, including the risk that the Company's cash flow will be insufficient to meet the required payments on our preferred shares. Our failure to meet the market's expectations with regard to future earnings and cash distributions would likely adversely affect the market price of our shares.

         Market Interest Rates and Low Trading Volume May Have an Effect on the Value of Our Common Stock. One of the factors that investors consider important in deciding whether to buy or sell shares of a REIT is the distribution rate on such shares (as a percentage of the price of such shares) relative to market interest rates. If market interest rates increase, prospective purchasers of our shares may expect a higher annual distribution rate. Higher interest rates would not, however, result in more funds for us to distribute and, in fact, would likely increase our borrowing costs and potentially decrease funds available for distribution. This could cause the market price of our common stock to go down. In addition, although our common stock is listed on the New York Stock Exchange, the daily trading volume of REITs in general or our shares in particular may be lower than the trading volume for certain other industries. As a result, our investors who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of such shares in the market without causing a substantial decline in the market value of such shares.

Our Success as a REIT Depends on Our Compliance with Complicated Tax Rules

         We Believe, But Cannot Guarantee, That We Qualify as a REIT. We believe we qualify as a REIT and generally will not be subject to federal income tax on net income that we distribute to our shareholders. However, our qualification as a REIT involves the application of technical and complex tax rules. For instance, if we own a company's securities, we cannot qualify as a REIT unless the value of those securities does not exceed 5% of the total value of our assets. We believe that we meet this requirement, but this belief is based on our analysis of the value of each of the corporations that conduct our property service businesses and on our conclusion that each of these corporations will be respected as a separate corporation. Also, to qualify as a REIT, we cannot own more than 10% of a company's voting securities. We also believe that we meet this requirement, but this belief is based on our conclusion that the shares of stock that we own in each of the property service business corporations are not voting securities. We cannot guarantee that the IRS will agree with us on these points.

         Moreover, our ability to qualify as a REIT may depend on facts and circumstances that may not be within our control. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, it is possible that new tax laws or new interpretations of existing tax laws will affect both our ability to qualify as a REIT and the tax consequences of REIT qualification. For all of these reasons, we cannot guarantee that we currently qualify or will be able to remain qualified as a REIT.

         Our Failure to Qualify as a REIT Would Have Serious Adverse Consequences. If we fail to qualify as a REIT, we will be subject to federal income tax at regular corporate rates. This additional tax would significantly reduce the cash we would have available to distribute to our shareholders and could reduce significantly the value of our common stock. In addition, if we fail to qualify as a REIT, we may be disqualified from electing to be treated as a REIT for the next four taxable years.

         We May Need to Borrow Money to Qualify as a REIT. To obtain the favorable tax treatment associated with REITs, we generally will be required each year to distribute to our shareholders at least 95% of our net taxable income (excluding net capital gain). Differences in timing between when we receive income and when we have to pay expenses could require us to borrow money to meet this requirement. The impact of large expenses also could have this effect. We might need to borrow money even if we believe that market conditions are not favorable for such borrowings.

         We Are Subject To Some Taxes Even If We Qualify as a REIT. Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property. For example, we pay tax on certain income we do not distribute. Also, our income derived from properties located in the District of Columbia is subject to local tax and our net income from certain prohibited transactions will be subject to a 100% tax. In addition, we derive income from the property service business corporations, whose income is subject to federal, state and local income tax.

Redeeming Unitholders Will Continue to be Subject to the Operational Risks of Our Business

         A Unitholder who receives our common stock upon redemption of Units will continue to be subject to the various operational risks of our business. These risks include the following:

         - Our performance and ability to make distributions to our shareholders are subject to risks associated with the real estate industry. In particular --

                  -   We are dependent on the Washington, D.C.
                      metropolitan area market.

                  - We may be unable to renew leases or relet space as leases expire.

                  -   New acquisitions may fail to perform as
                      expected.

                  - Because real estate investments are illiquid and we are subject to other restrictions, we may not be able to sell properties when appropriate.

                  - Our properties may be subject to certain regulations that could adversely affect distributions to our shareholders.

                  - Environmental problems are possible and can be costly.

                  - Our properties in the District of Columbia are subject to special tenants rights that may impede our sale of those properties.

                  - Some potential losses are not covered by insurance.

         - Debt financing, financial covenants, degree of leverage and increases in interest rates could adversely affect our economic performance for the following reasons, among others --

                  - Our articles of incorporation do not limit the amount or percentage of debt that we may incur and our degree of leverage may limit our ability to obtain additional financing.

                  - Our policy to limit debt may not ensure that we can incur and continue to make expected distributions to shareholders.

                  - We may not be able to refinance our debt on favorable terms or make balloon payments when certain debts become due.

                  - Rising interest rates could adversely affect our cash flow.

         - Our reliance on the property service businesses, where we lack of voting control, may adversely affect our shareholders. These property services businesses, which provide management, leasing, financing, insurance, engineering and technical services, and tenant construction and renovation services, are conducted by three operating companies (the "Property Services Businesses") in which the Operating Partnership has a 99% economic interest but does not own voting stock.

         - Conflicts of interest on the part of certain officers and directors could result in decisions not in the shareholders' best interests.

         - We are dependent on our key personnel for whom we do not have "key-person" life insurance.

                          DESCRIPTION OF CAPITAL STOCK

         As of September 30, 1998, our authorized capital stock was 145,000,000 shares. Those shares consisted of: (a) 95,000,000 shares of common stock; (b) 45,000,000 shares of Excess Stock; (c) 3,857,491 shares of preferred stock; and
(d) 1,142,509 unclassified shares. Our Charter gives the Board of Directors the authority to issue, without a shareholder vote, shares of capital stock in one or more series and to determine the rights of each series, including preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption. Such terms are fully described in the articles supplementary to the Charter adopted by the Board of Directors.

     The following description of the terms and provisions of our shares of capital stock and certain other matters is not complete. The description is qualified by the applicable provisions of Maryland law and our Charter, which is on file with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General Rights of Common Stock

         Each holder of common stock is entitled to one vote at shareholder meetings for each share of common stock he owns. Neither our Charter nor our Bylaws provide for cumulative voting for the election of directors. Subject to the prior rights of any series of preferred stock that may be classified and issued, holders of our common stock are entitled to receive, pro-rata, any dividends declared by the Board of Directors out of legally available funds, and are also entitled to share, pro-rata, in any other distributions to shareholders. We pay quarterly dividends on our common stock and expect to continue to do so. We depend upon distributions from the Operating Partnership to fund our dividends to shareholders.

         Holders of common stock do not have any preemptive rights or other rights to subscribe for additional shares.

Preferred Shares

         We have three series of Preferred Shares outstanding. Each series of Preferred Shares ranks senior to the common stock with respect to dividend rights and distributions upon liquidation, dissolution and winding up of the Company. The following are the principal terms of each series of Preferred
Shares:

         -    Series A Cumulative Convertible Redeemable Preferred
              Stock: There are 2,640,325 Series A Preferred Shares outstanding. The Series A Preferred Shares have a liquidation preference of $27.08 per share.
              Dividends on the Series A Preferred Shares are cumulative from the date of original issue and are payable quarterly at the greater of the rate declared on the common stock or an annual rate of $2.02 per share. The Series A Preferred Shares are not redeemable by the Company prior to May 15, 2003.
              On or after May 15, 2003, the Company, at its option, may redeem the Series A Preferred Shares for cash at a price of $27.08 per share, plus accrued and unpaid dividends. Under certain circumstances, the Company may elect to make such redemption with common stock at the then market price of the common stock. On or after January 31, 1999, a holder of Series A Preferred Shares may convert the Series A
              Preferred Shares into shares of common stock on a one-for-one basis, subject to certain limitations. Prior to January 31, 1999, the Series A Preferred Shares will not be convertible unless the Company undergoes a change in control, as defined by the purchase agreement for such shares, or fails to qualify as a REIT for tax purposes.

         -    Series B Cumulative Convertible Redeemable Preferred
              Stock: There are 973,933 Series B Preferred Shares outstanding. The Series B Preferred Shares have a liquidation preference of $28.50 per share. Dividends on the Series B Preferred Shares are cumulative and are payable quarterly at the greater of the rate declared on the shares of common stock or an annual rate of $2.02 per share. A holder of Series B Preferred Shares may convert the Series B Preferred Shares into shares of common stock on a one-for-one basis, subject to certain adjustments and limitations related to its ownership of common stock of the Company. The Company, at its option, may redeem Series B Preferred Shares at any time for common stock, plus accrued and unpaid dividends.

         -    Series C Cumulative Redeemable Preferred Stock:
              There are 500 Series C Preferred Shares outstanding. The Series C Preferred Shares have a liquidation preference of $100,000 per share and an initial annual dividend of $7,910 per share (7.91% of purchase price). If the securities receive an investment grade rating, the dividend will decrease to $7,660 per share. Dividends are cumulative and are payable quarterly. The Company may redeem Series C Preferred Shares after February 1, 2028, at the liquidation preference plus accrued dividends.

Classification and Removal of Board of Directors; Other Provisions

         Our Charter divides the Board of Directors into three classes, with each class to consist of an equal number of the directors or to the nearest extent possible. The terms of office of one class of directors (2 directors) will expire at the 1999 annual meeting of shareholders; the term of the second class of directors (3 directors) will expire at the 2000 annual meeting of shareholders; and the term of the third class of directors (2 directors) will expire at the 2001 annual meeting of shareholders. At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three year term, and the directors in the other two classes will continue in office. Because holders of common stock have no right to cumulative voting for the election of directors, at each annual meeting of shareholders, the holders of a majority of the shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

         Our Charter also provides that, except for any directors who may be elected by holders of a class or series of capital stock other than common stock, directors may be removed only for cause and only by the affirmative vote of shareholders holding at least 80% of all the votes entitled to be cast for the election of directors. Vacancies on the Board of Directors may be filled by the affirmative vote of the remaining directors and, in the case of a vacancy resulting from the removal of a director, by the shareholders by a majority of the votes entitled to be cast for the election of directors. A vote of shareholders holding at least 80% of all the votes entitled to be cast thereon is required to amend, alter, change, repeal or adopt any provisions inconsistent with the foregoing classified board and director removal provisions. Under our Charter, the power to amend our Bylaws is vested exclusively in the Board of Directors, and the shareholders will not have any power to adopt, alter or repeal the Bylaws absent amendment to our Charter. These provisions may make it more difficult and time consuming to change majority control of our Board of Directors and, thus, reduce our vulnerability to an unsolicited proposal for a takeover or the removal of incumbent management.

         Because the Board of Directors has the power to establish the preferences and rights of additional series of capital stock without further shareholder vote, the Board of Directors may give the holders of any series of capital stock preferences, powers and rights, voting or otherwise, senior to those of holders of common stock. The issuance of any such senior capital stock could have the effect of delaying or preventing a change in control of the Company.

Special Statutory Requirements for Certain Transactions

         Business Combination Statute. The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "Interested Shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a Company and an Interested Shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

         "Interested Shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business Combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to Interested Shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an Interested Shareholder or its affiliates for a period of five years after the date on which the shareholder first became an Interested Shareholder. Thereafter, the transaction may not be consummated unless recommended by the board of directors and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by all holders of outstanding shares of voting stock other than the Interested Shareholder. A Business Combination with an Interested Shareholder that is approved by the board of directors of a Maryland corporation at any time before an Interested Shareholder first becomes an Interested Shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and 66-2/3% of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any Business Combination of a corporation with a shareholder who was an Interested Shareholder on the date of the shareholder vote.

         As permitted by Maryland law, we have exempted from the Maryland business corporation statute any Business Combination with Messrs. Smith or Kogod, and all persons, firms and corporations affiliated with, or acting in concert or as a group with, either of them, as well as any Business Combination that involves the redemption of Units for shares of common stock.

         Control Share Acquisition Statute. Maryland law imposes limitations on the voting rights in a "control share acquisition." The Maryland statute defines a "control share acquisition" at the 20%, 33-1/3% and 50% acquisition levels, and requires a 2/3 shareholder vote (excluding shares owned by the acquiring person and certain members of management) to accord voting rights to stock acquired in a control share acquisition. The statute also requires Maryland corporations to hold a special meeting at the request of an actual or proposed control share acquirer generally within 50 days after a request is made with the submission of an "acquiring person statement," but only if the acquiring person
(a) posts a bond for the cost of a meeting and (b) submits a definitive financing agreement to the extent that financing is not provided by the acquiring person. In addition, unless the charter or by-laws provide otherwise, the statute gives the Maryland corporation, within certain time limitations, various redemption rights if there is a shareholder vote on the issue and the grant of voting rights is not approved, or if an acquiring person statement is not delivered to the target within 10 days following a control share acquisition. Moreover, unless the charter or by-laws provide otherwise, the statute provides that if, before a control share acquisition occurs, voting rights are accorded to control shares that result in the acquiring person having majority voting power, then minority shareholders have appraisal rights. An acquisition of shares may be exempted from the control share statute, provided that a charter or bylaw provision is adopted for such purpose prior to the control share acquisition. Our Charter provides that any acquisition of our shares of capital stock that is not prohibited by the terms of the restrictions on transfer described below under "--Restrictions on Transfer; Excess Stock" is exempted from the provisions of the control share acquisition statute.

Restrictions on Transfer; Excess Stock

         Ownership Limits. Our Charter restricts the number of shares of capital stock that individual shareholders may own. For us to qualify as a REIT under the Code, no more than 50% in value of our outstanding shares of capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (which is defined in the Code to include certain entities) during the last half of a taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year (together with the restriction referred to in the preceding sentence, the "Existing Holder Limit"). Our Charter restricts certain acquisitions of capital stock, including common stock, in order to comply with these requirements. These restrictions are also intended to inhibit changes of control of the Company.

         Subject to certain exceptions specified in our Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") in number or value of the issued and outstanding shares of common stock. The Board of Directors in its discretion may waive the Ownership Limit or the Existing Holder Limit with respect to a holder that is an entity (but not an individual) if such holder's ownership will not then or in the future jeopardize our status as a REIT.

         Messrs. Smith and Kogod, members of their families and entities that they control are subject to the Ownership Limit, and they also are subject to certain additional special ownership limitations. Messrs. Smith and Kogod, members of their families and entities that they control are prohibited from acquiring additional shares of common stock (or rights to acquire shares), if, as a result of, and giving effect to, such acquisition, any tenant would be regarded as a related party tenant for purposes of Section 856(b)(2)(B) of the Code (see "Federal Income Tax Considerations -- Requirements for Qualification -- Gross Income Tests" on page 30) and we would be considered to receive more than 0.5% of our gross annual revenue from Related Party Tenants.

         Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of our stock if such ownership or acquisition (1) would cause more than 50% in value our outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (2) would result in our stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or (3) would otherwise result in our failing to qualify as a REIT.

         If any shareholder purports to transfer shares to a person and either the transfer would result in our failing to qualify as a REIT, or such transfer would cause the transferee to hold shares in excess of the Ownership Limit or Existing Holder Limit, the purported transfer will be null and void. In that event, the intended transferee will acquire no rights or economic interest in the shares, and the shareholder will be deemed to have transferred the shares of common stock to us in exchange for shares of Excess Stock, which will be deemed to be held by us as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership limit. In addition, if any person owns, either directly or constructively under the applicable attribution rules of the Code, shares of capital stock in excess of the applicable Ownership Limit, such person will be deemed to have exchanged the shares of capital stock that cause the Ownership Limit to be exceeded for an equal number of shares of Excess Stock, which will be deemed to be held by us as trustee of a trust for the exclusive benefit of the person or persons to whom the share can be transferred without violating the Ownership Limit.

         A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Stock will not be entitled to vote the Excess Stock and will not be entitled to receive any dividends or distributions (any dividend or distribution paid on shares of capital stock prior to our discovery that such shares have been exchanged for Excess Stock shall be repaid to us upon demand, and any dividend or distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Stock so long as consideration received for designating such transferee does not exceed a price that is equal to the lesser of (1) in the case of a deemed exchange for Excess Stock resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Stock resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, and (2) the fair market value of the shares for which such Excess Stock will be deemed to be exchanged on the date of the designation of the transferee. For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. The shares of Excess Stock so transferred will automatically be deemed to be exchanged for shares of capital stock. We may purchase Excess Stock for the lesser of the price paid or the average closing price for the five days immediately preceding such purchase. We may elect to redeem the Excess Stock for Units.

         If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at our option, to have acted as an agent on our behalf in acquiring such Excess Stock and to hold such Excess Stock on our behalf.

         All certificates representing shares of common stock will bear a legend referring to the restrictions described above.

         Every owner (or deemed owner) of more than 5% (or such lower percentage as required by the Code or regulations thereunder) in number or value of the issued and outstanding shares of capital stock, including common stock, must file a written notice with us containing the information specified in our Charter no later than January 31 of each year. In addition, each shareholder shall be required upon demand to disclose to us in writing such information as we may request in order to determine the effect of such shareholder's direct, indirect and constructive ownership of such shares on our REIT status.

         The foregoing ownership limitations also may have the effect of preventing or hindering any attempt to acquire control of us without the consent of our Board of Directors.

Transfer Agent and Registrar

         The Transfer Agent, Registrar and Dividend Disbursing Agent for the shares of common stock is First Union National Bank of North Carolina.

                        SHARES AVAILABLE FOR FUTURE SALE

         As of September 30, 1998, we had outstanding 17,471,741 shares of common stock tradable without restriction (excluding shares held by our affiliates) and Preferred Shares convertible into or redeemable for 3,614,258 shares of common stock (subject to limitations on conversion or redemption). As of September 30, 1998, we had reserved 17.8 million additional shares of common stock for possible issuance upon redemption of Units (including the shares offered by this prospectus). Holders of approximately 15.3 million Units are currently entitled to request redemption. In addition, 1 million shares have been reserved for issuance under our Dividend and Distribution Investment and Share Purchase Plan filed with the SEC. We also have on file with the SEC two effective registration statements, which together allow for the sale of up to approximately $266 million in unspecified securities, including shares of common stock and securities convertible into shares of common stock.

      Approximately 1.8 million Units or shares of common stock are available and are reserved for future issuance under our employee benefit plans (the "Plans") filed with the SEC. We established the Plans to attract and retain executive officers and other key employees. As of September 30, 1998, options to purchase up to approximately 1.6 million Units or shares of common stock have been granted and are outstanding, 104,000 restricted Unit awards have been made and are outstanding (20,250 of which remain restricted securities), and awards of 21,000 restricted shares of common stock have been made (all of which remain restricted securities) to executive officers and certain key employees. An additional option to purchase 5,000 shares of common stock has been issued and is outstanding to one of our directors.

         We cannot predict the effect that future sales of shares of common stock, or the perception that such sales could occur, will have on the market prices of our shares.

                               REDEMPTION OF UNITS

General

         Each Unitholder may, subject to certain limitations, require that the Operating Partnership redeem Units held by the Unitholder by delivering a notice to the Operating Partnership. Upon redemption, the Unitholder will receive, with respect to each Unit tendered, cash in an amount equal to the market value of one share of our common stock (subject to certain anti-dilution adjustments). The market value of our common stock for this purpose will be equal to the average of the closing trading price of our common stock for the ten trading days before the day on which the redemption notice was received by the Operating Partnership. The Limited Partnership Agreement of the Operating Partnership (the "Partnership Agreement") provides that if such trading information is not available, we can use another method to determine the value of the common stock as we deem appropriate in our reasonable judgment. The Partnership Agreement does not specify alternative valuation methodologies. The valuation methodology to be used will depend upon all of the facts and circumstances at the time.

         In lieu of the Operating Partnership redeeming Units for cash, we, as general partner of the Operating Partnership, have the right to assume directly and satisfy the redemption right of a Unitholder. We currently anticipate that we generally will elect to assume directly and satisfy any redemption right exercised by a Unitholder through the issuance of shares of our common stock ("Redemption Shares"), whereupon we will acquire the Units being redeemed and will become the owner of such Units. However, we will make the determination whether to pay cash or issue shares of common stock upon redemption of Units at the time Units are tendered for redemption. Any such determination will be made based on all of the facts and circumstances at the time, including the availability of cash, whether the acquisition of Units for cash is a good investment and the market price of shares of common stock. If we acquire Units in this way, the acquisition will be treated as a sale to us for federal income tax purposes. See "--Tax Consequences of Redemption" below. Upon redemption, the Unitholder will not be entitled to receive distributions with respect to the Units redeemed (but if Units are exchanged for Redemption Shares, the Unitholder will have rights as our shareholder from the time the Redemption Shares are acquired).

         A Unitholder must notify us, as the general partner of the Operating Partnership, of the Unitholder's desire to require the Operating Partnership to redeem Units by sending a notice in the form attached as an exhibit to the Partnership Agreement, a copy of which we can provide to you upon request. The Unitholder must request the redemption of at least 1,000 Units (or all of the Units held by such holder, if less). The redemption generally will occur on the tenth business day after the notice is delivered by the Unitholder, except that no redemption can occur if the delivery of Redemption Shares would be prohibited under the provisions of our Charter designed to protect our REIT qualification.

Tax Consequences of Redemption

         The following discussion summarizes the material federal income tax considerations that may be relevant to a Unitholder who redeems Units.

         Tax Treatment of a Redemption of Units. If we assume and perform the redemption obligation, the Partnership Agreement provides that the redemption will be treated as a sale of Units by the Unitholder to us at the time of such redemption. The sale will be fully taxable to the Unitholder and the Unitholder will be treated as realizing for tax purposes an amount equal to the sum of the cash or the value of the Redemption Shares received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption.

         If we do not elect to assume the obligation to redeem a Unitholder's Units, the Operating Partnership will redeem the Units for cash. If the Operating Partnership redeems Units for cash that we contribute to the Operating Partnership to effect the redemption, the redemption likely would be treated for tax purposes as a sale of the Units to us in a fully taxable transaction. The matter, however, is not free from doubt. In that event, the Unitholder would be treated as realizing an amount equal to the sum of the cash received in the exchange plus the amount of Operating Partnership nonrecourse liabilities allocable to the redeemed Units at the time of the redemption.

         If, instead, the Operating Partnership chooses to redeem a Unitholder's Units for cash that is not contributed by us to effect the redemption, the tax consequences would be the same as described in the previous paragraph, except that if the Operating Partnership redeems less than all of a Unitholder's Units, the Unitholder would not be permitted to recognize any loss occurring on the transaction and would recognize taxable gain only to the extent that the cash, plus the share of Operating Partnership nonrecourse liabilities allocable to the redeemed Units, exceeded the Limited Partner's adjusted basis in all of the Unitholder's Units immediately before the redemption.

         Tax Treatment of a Sale of Units. If a Unit redemption is treated as a sale of the Unit, the determination of gain or loss will be based on the difference between the amount realized for tax purposes and the tax basis in the Unit. See "Basis of Units" below. The "amount realized" will be measured by the sum of the cash and fair market value of other property received (e.g., Redemption Shares) plus the portion of the Operating

Partnership's nonrecourse liabilities allocable to the Unit sold. To the extent that this amount exceeds the Unitholder's basis in the Unit, the Unitholder will recognize gain. It is possible that the amount of gain recognized or even the tax liability resulting from the gain could exceed the amount of cash and the value of any other property received upon the disposition.

         Except as described below, any gain recognized upon a sale or other disposition of Units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the portion of the amount realized attributable to a Unitholder's share of "unrealized receivables" of the Operating Partnership (as defined in Section 751 of the Code) exceeds the portion of the Unitholder's basis attributable to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Operating Partnership income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if the Operating Partnership had sold its assets at their fair market value at the time of the transfer of a Unit.

         For individuals, trusts and estates, the maximum rate of tax on the net capital gain from a sale or exchange of a long-term capital asset (i.e., a capital asset held for more than one year) is (1) 20% for sales or exchanges occurring after December 31, 1997 and (2) if the capital asset is acquired after December 31, 2000 and held for more than five years, 18%. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of the prior deductions for "unrecaptured Section 1250 gain" (that is depreciation deductions not otherwise recaptured as ordinary income under the existing depreciation recapture rules).

         The IRS has authority to issue regulations that could, among other things, apply these rates on a look-through basis in the case of "pass-through" entities such as us. The IRS has not yet issued such regulations, and if it does not issue such regulations in the future, the rate of tax that would apply to the disposition of a Unit by an individual, trust or estate would be determined based upon the period of time over which the individual, trust or estate held the Unit. No assurance, however, can be provided that the IRS will not issue regulations that would provide that the rate of tax that would apply to the disposition of a Unit by an individual, trust or estate would be determined based upon the nature of the assets of the Operating Partnership and the periods of time over which the Operating Partnership held such assets. Moreover, no assurance can be provided that such regulations would not be applied retroactively. If such regulations were to apply to the disposition of a Unit, any gain on such disposition likely would be treated partly as gain from the sale of a long-term capital asset, partly as gain from the sale of a short-term capital asset (i.e., a capital asset held for one year or less), and partly as gain from the sale of depreciable real property.

         Basis of Units. In general, a Unitholder who received Units in exchange for a contribution of property had an initial tax basis in the Units equal to the Unitholder's basis in the contributed property. His initial basis generally is increased by (a) the Unitholder's share of Operating Partnership taxable income and (b) increases in the Unitholder's share of the liabilities of the Operating Partnership (including any increase in the Unitholder's share of nonrecourse liabilities). His initial basis generally is decreased (but not below zero) by (1) the Unitholder's share of Operating Partnership distributions, (2) decreases in the Unitholder's share of liabilities of the Operating Partnership (including any decrease in the Unitholder's share of nonrecourse liabilities of the Operating Partnership occurring in connection with the acquisition of 2000 Commonwealth or subsequently), (3) the Unitholder's share of losses of the Operating Partnership, and (4) the Unitholder's share of nondeductible expenditures of the Operating Partnership that are not chargeable to capital.

         Potential Application of the Disguised Sale Rules to a Redemption of Units. There is a risk that a redemption of Units may cause the original transaction pursuant to which the Units were issued to be treated as a "disguised sale" of property, if the original transaction otherwise would have qualified as a tax deferred contribution of property to the Operating Partnership. Unless an exception applies, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration (including the assumption of or taking subject to a liability) from the partnership to the partner may be treated as a sale, in whole or in part, of the property by the partner to the partnership. If money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. If two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will not be presumed to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

         If a Unit is redeemed, particularly if it is redeemed within two years of when it was issued, the IRS might contend that the original transaction pursuant to which the Unit was issued should be treated as a disguised sale.

Comparison of Ownership of Units And Common Stock

         Generally, the nature of an investment in our common stock is substantially equivalent economically to an investment in Units in the Operating Partnership. A holder of a share of common stock receives the same distribution that a holder of a Unit receives and shareholders and Unitholders generally share in the risks and rewards of ownership in our enterprise (through the Operating Partnership). However, there are some differences between ownership of Units and ownership of shares of common stock, some of which may be material to investors.

         The information below highlights a number of the material differences between us and the Operating Partnership relating to, among other things, form of organization, permitted investments, policies and restrictions, management structure, compensation and fees, investor rights and federal income taxation, and compares certain legal rights associated with the ownership of Units and common stock, respectively. These comparisons are intended to assist Limited Partners of the Operating Partnership in understanding how their investment will be changed if their Units are redeemed for common stock. This is only a summary is not complete, thus you should carefully review the entire prospectus for additional important information about us and the potential effects of your investment.

                      Form of Organization and Assets Owned
                      -------------------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

The Operating Partnership is organized as a Delaware limited partnership. The Operating Partnership owns interests (directly and through a subsidiary) in the Properties and, through subsidiaries, conducts our management and leasing business.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

We are a Maryland corporation. We elected to be taxed as a REIT under the Code and intend to maintain our qualification as a REIT. Our only significant asset is our interest in the Operating Partnership, which gives us an indirect investment in the properties owned by the Operating Partnership.



                              Length of Investment
                              --------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

The Operating Partnership has a stated term of 99 years.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

We have a perpetual term and intend to continue our operations for an indefinite time period.



                             Permitted Investments
                             ---------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

The Operating Partnership's purpose is to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided that such business is to be conducted in a manner that permits us to be qualified as a REIT (unless we cease to qualify as a REIT). The Operating Partnership is authorized to perform any and all acts for the furtherance of its purposes and business, provided that the Operating Partnership may not take, or refrain from taking, any action which, in our judgment (1) could adversely affect our ability to continue to qualify as a REIT, (2) could subject us to any additional taxes under Section 857 or Section 4981 of the Code, or (3) could violate any law or regulation of any governmental body (unless we consent to such action, or inaction).

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

Under our Charter, we may engage in any lawful activity permitted by the General Corporation Law of Maryland. However, under the Operating Partnership Agreement we, as general partner, may not conduct any business other than the business of the Operating Partnership and cannot own any assets other than our interest in the Operating Partnership, except for any wholly owned special purpose corporate subsidiary which serves as the general partner of a partnership owned at least 99%, directly or indirectly, by the Operating Partnership and other assets necessary to carry out our responsibility under the Partnership Agreement or our Charter.

                                Additional Equity
                                -----------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

The Operating Partnership is authorized to issue Units and such other partnership interests (including partnership interests of different series or classes that may be senior to Units) as we may determine in our sole discretion as its general partner. The Operating Partnership may issue Units and other partnership interests to us, as long as such interests are issued in connection with a comparable issuance of our capital stock and proceeds raised in connection with the issuance of such capital stock are contributed to the Operating Partnership. In addition, the Operating Partnership will issue additional Units or shares of common stock upon exercise of the options granted pursuant to the Plans. The issuance of additional Units or other similar equity securities may result in the dilution of the interests of the Unitholders.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

We may issue, in the discretion of our Board of Directors, additional equity securities consisting of common stock or any other series of capital stock (which may be classified and issued as a variety of equity securities, including one or more classes of common or preferred stock, in the discretion of the Board of Directors), provided that the total number of shares issued does not exceed the authorized number of shares of capital stock set forth in our Charter. The issuance of additional shares of common stock, Preferred Shares or other similar equity securities may result in the dilution of the interests of the shareholders.



                               Borrowing Policies
                               ------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

The Operating Partnership has no restrictions on borrowings, and we, as general partner, have full power and authority to borrow money on behalf of the Operating Partnership. Our Board of Directors has adopted a policy that currently limits the debt-to-total market capitalization ratio of the Operating Partnership to 60%, but the Board of Directors may alter this policy at any time.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

We are not restricted under our Charter from incurring borrowings. However, under the Partnership Agreement, we, as general partner, may not incur any debts except those for which we may be liable as general partner of the Operating Partnership and in certain other limited circumstances. Therefore, all debt we incur will be through the Operating Partnership.

                         Other Investment Restrictions
                         -----------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Other than restrictions precluding investments by the Operating Partnership that would adversely affect our REIT qualification and general restrictions on transactions with affiliates, there are no restrictions upon the Operating Partnership's authority to enter into certain transactions, including among others, making investments, lending Operating Partnership funds, or re-investing the Operating Partnership's cash flow and net sale or refinancing proceeds.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

Neither our Charter nor our By-Laws impose any restrictions upon the types of investments that we may make, except that under our Charter, the Board of Directors cannot take any action that would terminate our REIT status, unless a majority of the shareholders vote to terminate such REIT status. Our Charter and By-Laws do not impose any restrictions upon dealings between us and our directors, officers and affiliates. Applicable corporate law, however, requires that the material facts of the relationship, the interest and the transaction must (1) be disclosed to the Board of Directors and approved by the affirmative vote of a majority of the disinterested directors; or (2) be disclosed to the shareholders and approved by the affirmative vote of a majority of the disinterested shareholders; or (3) be in fact fair and reasonable. In addition, we have adopted a policy which requires that all contracts and transactions between us and our directors, officers or affiliates must be approved by the affirmative vote of a majority of the disinterested directors. Lastly, we have adopted a policy that we must conduct our investment activities through the Operating Partnership for so long as the Operating Partnership exists.

                               Management Control
                               ------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Generally, all management powers over the business and affairs of the Operating Partnership are vested in us as general partner of the Operating Partnership, and no limited partner of the Operating Partnership has any right to participate in or exercise control or management power over the business and affairs of the Operating Partnership. Exceptions to this are that:

         - we cannot take any action in contravention of the Partnership Agreement without written consent of all the Limited Partners;

         - we cannot dispose of all or substantially all of the Operating Partnership's assets without the consent of the holders of a majority of the outstanding Units;

         - until December 31, 2013, we cannot cause or permit the Operating Partnership to dissolve if one or more of the original Limited Partners objects to such dissolution; and

         - from January 1, 2014 through December 31, 2043, we, as general partner of the Operating Partnership, cannot cause or permit the Operating Partnership to dissolve if original Limited Partners holding at least 5% of the Units object to such dissolution.

The Limited Partners cannot remove us as general partner with or without cause.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

The Board of Directors has exclusive control over our business and affairs subject only to the restrictions in our Charter and By-Laws, the Partnership Agreement and applicable law. The Board of Directors is classified into three classes of directors. At each annual meeting of the shareholders, the successors of the class of directors whose terms expire at that meeting will be elected. The policies adopted by the Board of Directors may be altered or eliminated without a vote of the shareholders. Accordingly, except for their vote in the elections of directors, shareholders will have no control over our ordinary business policies. The Board of Directors cannot change our policy of maintaining our REIT status, however, without the approval of a majority of the shareholders with voting rights.

                                Fiduciary Duties
                                ----------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Under Delaware law, we, as general partner of the Operating Partnership, are accountable to the Operating Partnership as a fiduciary. We are, therefore, required to exercise good faith and integrity in all of our dealings relating to partnership affairs. However, under the Partnership Agreement, we are under no obligation to consider the separate interests of the Limited Partners in deciding whether to cause the Operating Partnership to take (or decline to take) any actions, and we are not liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by the Limited Partners in connection with such decisions, provided that we have acted in good faith.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

Under Maryland law, the directors must perform their duties in good faith, in a manner that they reasonably believe to be in our best interests and with the care of an ordinarily prudent person in a like position. Our directors who act in such a manner generally will not be liable to us for monetary damages arising from their activities.



                    Management Liability and Indemnification
                    ----------------------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

As a matter of Delaware law, we, as the general partner of the Operating Partnership, are liable for the obligations and debts of the Operating Partnership, unless limits as to such liability are stated in the document or instrument evidencing the obligation. Under the Partnership Agreement, the Operating Partnership agreed to indemnify us or any of our directors or officers from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any specified actions relating to the operations of the Operating Partnership in which we or any such director or officer is involved. The Operating Partnership will not indemnify us or our directors or officers, however, if an act was done in bad faith and was material to the lawsuit, any of us received an improper personal benefit, or in the case of any criminal proceeding, any of us had reasonable cause to believe an act we did was unlawful. The Operating Partnership may reimburse reasonable expenses incurred by an indemnitee in advance of the final disposition of the proceeding if the Operating Partnership receives an affirmation by the indemnitee of his, her or its good faith belief that the standard of conduct necessary for indemnification has been met and an undertaking by such indemnitee to repay the amount if it is determined that such standard was not met.

--------------------------------------------------------------------------------
                                    COMPANY
--------------------------------------------------------------------------------

Our Charter provides that the liability of our directors and officers to us and to our shareholders for money damages is limited to the fullest extent permitted under Maryland law. Our and state law provide broad indemnification to directors and officers, whether serving us or at our request any other entity, to the full extent permitted under Maryland law.

                            Antitakeover Provisions
                            -----------------------
--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Except in limited circumstances (see "Voting Rights" on page 23 below), we have exclusive management power over the business and affairs of the Operating Partnership. The limited partners cannot remove us as the general partner of the Operating Partnership with or without cause. Under the Partnership Agreement, we may, in our sole discretion, prevent a limited partner from transferring an interest in the Operating Partnership or any rights as a limited partner except in certain limited circumstances. We may exercise this right of approval to deter, delay or hamper attempts by persons to acquire a majority interest in the Operating Partnership.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Our Charter and By-Laws and the MGCL contain a number of provisions that may delay or discourage an unsolicited proposal to acquire us or to remove incumbent management. These provisions include, among others:

       -   a staggered Board of Directors;

       - authorized capital stock that may be classified and issued as a variety of equity securities in the discretion of the Board of Directors, including securities having superior voting rights to the common stock;

       - restrictions on business combinations with persons who acquire more than a certain percentage of common stock;

       - a requirement that directors may be removed only for cause and only by a vote of at least 80% of the outstanding common stock; and

       - provisions designed to avoid concentration of share ownership in a manner that would jeopardize our REIT status under the Code.

                                  Voting Rights
                                  -------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Under the Partnership Agreement, Limited Partners have voting rights only as to the dissolution of the Operating Partnership, the sale of all or substantially all of the assets of the Operating Partnership and amendments of the Partnership Agreement, as more fully described below. Otherwise, all decisions relating to the operation and management of the Operating Partnership are made by us as its general partner. As of September 30, 1998, we owned approximately 56% of the Units. As Units are redeemed by partners, our percentage ownership of the Units will increase. If additional Units are issued to third parties, our percentage ownership of the Units will decrease.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

We are managed and controlled by a Board of Directors consisting of three classes having staggered terms of office. Each class is elected by the shareholders at our annual meetings. Maryland law requires that certain major corporate transactions, including most amendments to our Charter, may not be consummated without the approval of shareholders as set forth below. All shares of common stock have one vote, and our Charter permits the Board of Directors to classify and issue capital stock in one or more series having voting power that may differ from that of the common stock.


              Amendment of the Partnership Agreement or the Charter
              -----------------------------------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

We or any Limited Partner holding 25% or more of the Units may propose to amend the Partnership Agreement. Such proposal, in order to be effective, must be approved by the written vote of holders of at least a majority in interest of the Operating Partnership. In addition, we may, without the consent of the Limited Partners, amend the Partnership Agreement as to ministerial matters.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Amendments to our Charter must be approved by the Board of Directors and by the vote of at least two-thirds of the votes entitled to be cast at a meeting of shareholders. However, an amendment of the provisions relating to the classified Board of Directors, the power to remove directors and the share ownership limits designed to maintain qualified REIT status must be approved by an 80% vote. An amendment relating to termination of REIT status requires a majority vote of the shareholders entitled to vote for such a matter.


       Vote Required to Dissolve the Operating Partnership or the Company
       ------------------------------------------------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Through December 31, 2013, we cannot elect to dissolve the Operating Partnership if any original Limited Partner who became a limited partner on June 30, 1994 holding Units issued at such time objects to such dissolution. From January 1, 2014 through December 31, 2043, we cannot elect to dissolve the Operating Partnership if any original Limited Partner who became a limited partner on June 30, 1994 and who held at least 5% of the Units on June 30, 1994 objects to such dissolution. After January 1, 2044, we may dissolve the Operating Partnership without the consent of the Limited Partners, in ours sole discretion.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Under Maryland law, the Board of Directors must obtain approval of holders of at least two-thirds of the outstanding shares of common stock in order to dissolve the Company.

                          Vote Required to Sell Assets
                          ----------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Under the Partnership Agreement, we cannot sell, exchange, transfer or otherwise dispose of all or substantially all of the Operating Partnership's assets without the consent of holders of a majority of the outstanding Units.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------


Under Maryland law, the Board of Directors is required to obtain approval of the shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter in order to sell all or substantially all of our assets. No approval of the shareholders is required for the sale of less than all or substantially all of our assets.



                             Vote Required to Merge
                             ----------------------
--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Under the Partnership Agreement, we cannot merge or consolidate the Operating Partnership without the consent of holders of a majority of the outstanding Units.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Under Maryland law, the Board of Directors is required to obtain approval of the shareholders by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter in order to merge or consolidate us.



                      Compensation, Fees and Distributions
                      ------------------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

We do not receive any compensation for our services as the general partner of the Operating Partnership. As a partner in the Operating Partnership, however, we have the same right to allocations and distributions as other partners of the Operating Partnership. In addition, the Operating Partnership reimburses us for all expenses incurred relating to our ongoing operation and any other offering of additional Units or shares of common stock, including all expenses, damages and other payments resulting from or arising in connection with litigation related to these matters.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Our directors receive compensation for their services.



                             Liability of Investors
                             ----------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Under the Partnership Agreement and applicable state law, the liability of the Limited Partners for the Operating Partnership's debts and obligations is generally limited to the amount of their investment in the Operating Partnership, together with an interest in any undistributed income, if any. Units, upon issuance, will be fully paid and nonassessable.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Under Maryland law, shareholders are not personally liable for our debts or obligations. Shares of common stock, upon issuance, will be fully paid and nonassessable.

                            Review of Investor Lists
                            ------------------------

--------------------------------------------------------------------------------
                              OPERATING PARTNERSHIP
--------------------------------------------------------------------------------

Under the Partnership Agreement, Limited Partners, upon written demand with a statement of the purpose of such demand and at the limited partner's expense, are entitled to obtain a current list of the name and last known business, residence or mailing address of each Limited Partner of the Operating Partnership.

--------------------------------------------------------------------------------
                                     COMPANY
--------------------------------------------------------------------------------

Under Maryland law, a shareholder holding at least 5% of our outstanding stock may upon written request inspect and copy during usual business hours our shareholder list.

         The following compares certain of the investment attributes and legal rights associated with the ownership of Units and Shares.



                              Nature of Investment
                              --------------------

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------

The Units constitute equity interests entitling each Limited Partner to his pro rata share of cash distributions made to the Limited Partners of the Operating Partnership. The Operating Partnership generally intends to retain and reinvest proceeds of the sale of property or excess refinancing proceeds in its business.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------

Shares of our common stock constitute equity interests in us. We are entitled to receive our pro rata share of distributions made by the Operating Partnership with respect to the Units, and each shareholder is entitled to a pro rata share of any dividends or distributions paid with respect to the common stock. The dividends payable to the shareholders are not fixed in amount and are only paid if, when and as declared by the Board of Directors. In order to qualify as a REIT, we must distribute at least 95% of our taxable income (excluding capital gains), and any taxable income (including capital gains) not distributed will be subject to corporate income tax.



                          Potential Dilution of Rights
                          ----------------------------

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------

We are authorized, in our sole discretion and without Unitholder approval, to cause the Operating Partnership to issue additional limited partnership interests and other equity securities for any partnership purpose at any time to the Unitholders or to other persons on terms we may establish. The issuance of additional Units or other similar equity securities may result in the dilution of the interests of the Unitholders.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------

The Board of Directors may issue, in its discretion, additional shares of common stock and Preferred Shares and has the authority to issue from the authorized capital stock a variety of our other equity securities with such powers, preferences and rights as the Board of Directors may designate at the time. The issuance of additional shares of common stock, Preferred Shares or other similar equity securities may result in the dilution of the interests of the shareholders.

                                    Liquidity
                                    ---------

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------

Units may be transferred by a Limited Partner only with our consent, which consent may be withheld in our sole discretion. We will permit transfers of Units only in connection with gifts, bequests and transfers by a Unit holder to family members and certain other persons. Subject to certain conditions, each Unitholder has the right to elect to have the Unitholder's Units redeemed by the Operating Partnership. Upon redemption, such Limited Partner will receive, at our election, either shares of common stock or the cash equivalent in exchange for such Units.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------

Our common stock is freely transferable. The common stock is listed on the NYSE, and a public market for the common stock exists. The breadth and strength of this secondary market will depend, among other things, upon the number of shares outstanding, our financial results and prospects, the general interest in us and in our real estate investments, and our dividend yield compared to that of other debt and equity securities.



                                    Taxation
                                    --------

--------------------------------------------------------------------------------
                                      UNITS
--------------------------------------------------------------------------------

The Operating Partnership will not be subject to federal income taxes. Instead, each holder of Units includes his allocable share of the Operating Partnership's taxable income or loss in determining his individual federal income tax liability. The maximum effective federal tax rate for individuals under current law is 39.6%.

Income and loss from the Operating Partnership generally will be subject to the "passive activity" limitations. Under the "passive activity" rules, income and loss from the Operating Partnership that is considered "passive income" generally can be offset against income and loss from other investments that constitute "passive activities" (unless the Operating Partnership is considered a "publicly traded partnership," in which case income and loss from the Operating Partnership can be offset only against other income and loss from the Operating Partnership). Income of the Operating Partnership, however, attributable to dividends from the Property Service Businesses or interest paid by the Property Service Businesses will not qualify as passive income and cannot be offset with losses and deductions from a "passive activity" (including losses and deductions attributable to the Operating Partnership's multifamily rental activities).

Cash distributions from the Operating Partnership will not be taxable to a holder of Units except to the extent they exceed such holder's basis in his interest in the Operating Partnership (which will include such holder's allocable share of the Operating Partnership's debt).

Each year, holders of Units will receive a Schedule K-1 tax form containing detailed tax information for inclusion in preparing their federal income tax returns.

Holders of Units will be required, in some cases, to file state income tax returns and/or pay state income taxes in the states in which the Operating Partnership owns property, even if they are not residents of those states.

--------------------------------------------------------------------------------
                                     SHARES
--------------------------------------------------------------------------------

The Company has elected to be taxed as a REIT. So long as it qualifies as a REIT, the Company will be permitted to deduct distributions paid to its shareholders, which effectively will reduce the "double taxation" that typically results when a corporation earns income and distributes that income to its shareholders in the form of dividends. The Property Service Businesses, however, will not qualify as REITs and thus they will be subject to federal income tax on their net income at normal corporate rates. The maximum effective tax rate for corporations under current law is 35%.

Dividends paid by the Company will be treated as "portfolio" income and cannot be offset with losses from "passive activities."

Distributions made by the Company to its taxable domestic shareholders out of current or accumulated earnings and profits will be taken into account by them as ordinary income. Distributions in excess of current or accumulated earnings and profits that are not designated as capital gain dividends will be treated as a non-taxable return of basis to the extent of a shareholder's adjusted basis in its shares of Common Stock, with the excess taxed as capital gain. Distributions that are designated as capital gain dividends generally will be taxed as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year). For the Company's taxable years commencing on or after January 1, 1998, the Company may elect to require its shareholders to include the Company's undistributed net capital gains in their income. If the Company so elects, shareholders would include their proportionate share of such gains in their income and be deemed to have paid their share of the tax paid by the Company on such gains.

Each year, Shareholders will receive Form 1099 used by corporations to report dividends paid to their shareholders.

Shareholders who are individuals generally will not be required to file state income tax returns and/or pay state income taxes outside of their state of residence with respect to the Company's operations and distributions. The Company may be required to pay state income taxes in certain states.

                        FEDERAL INCOME TAX CONSIDERATIONS

General

         The following discussion summarizes the material federal income tax considerations to a prospective holder of common stock. The following discussion is for general information only, is not exhaustive of all possible tax considerations, and is not intended to be and should not be construed as tax advice. For example, it does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

         The information in this section is based on the Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and court decisions will not significantly change current law or adversely affect existing interpretations of existing law. Any such change could apply retroactively to transactions preceding the date of the change. Except as described below in "--Requirements for Qualification--Income Tests," the Company has not received any rulings from the IRS concerning the tax treatment of the Company. Therefore, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

         As used in this discussion, the term "Company" refers solely to Charles E. Smith Residential Realty, Inc.

         Each prospective holder of common stock is urged to consult with its own tax advisor to determine the impact of its personal tax situation on the anticipated tax consequences of the ownership and sale of common stock. This includes the federal, state, local, foreign and other tax consequences of the ownership and sale of common stock, and the potential changes in applicable tax laws.

Taxation of the Company

     General. The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1994. The Company believes that it was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code and it intends to continue to operate in such a manner. No assurance, however, can be provided that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. The Company's qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code, which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of the Company, no assurance can be given that the actual results of the operations of the Company for any taxable year has satisfied or will satisfy the requirements under the Code for qualification and taxation as a REIT. Further, the anticipated income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "-- Failure to Qualify."

         The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retroactively.

         In any year in which the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it distributes currently to shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax on any income that it does not distribute, and in some circumstances, on certain types of income even though that income is distributed. In addition, the Property Services Businesses, which do not qualify as REITs, are subject to federal corporate income tax on their net income.

Requirements for Qualification.

         Organizational Requirements. The Code defines a REIT as a corporation, trust or association--

     (1) that is managed by one or more trustees or directors;

     (2) the beneficial ownership of which is evidenced by transferable shares, or by transfer certificates of beneficial interest;

     (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

     (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

     (5) the beneficial ownership of which is held by 100 or more persons;

     (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and

     (7) that meets certain other tests, described below, regarding the nature of its income and assets.

         The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company believes that it currently satisfies requirements (1) through (6). In addition, the Company's Charter includes restrictions regarding the transfer of its shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Capital Stock--Restrictions on Transfer; Excess Stock on page 11." Moreover, if the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of common stock requesting information regarding the actual ownership of the common stock, and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, the Company will be treated as having met the requirement.

         Gross Income Tests. In order to maintain qualification as a REIT, the Company must satisfy two gross income requirements, which are applied on an annual basis. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. In addition, for its taxable years ending on or before December 31, 1997, the Company was required to derive less than 30% of the its gross income (including gross income from prohibited transactions) from short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property).

         Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (relating to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company believes that the portion, if any, of the rents that it receives that fails to qualify as "rents from real property" has been and will continue to be sufficiently small that the Company will satisfy the 75% and 95% gross income tests. The Company's belief with respect to this matter, however, is based upon the advice of counsel with respect to certain technical issues regarding the determination of "rents from real property" that are not definitively answered under the Code, the Treasury Regulations, and published administrative interpretations. There can be no assurance that the IRS will agree with these conclusions.

         In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant" ("Permissible Services"). The Operating Partnership itself and the Property Service Businesses, which are not independent contractors, provide certain services with respect to the Properties. The Company received rulings from the IRS that the provision of certain of these services will not cause the rents received with respect to the Properties to fail to qualify as "rents from real property." The Company also received rulings from the IRS to the effect that certain revenues (including rents from corporate apartments, revenues from laundry equipment, certain parking revenues, and certain revenues related to the provision of telephone and cable television services) will qualify as "rents from real property." Based upon its experience in the multifamily and retail property rental markets in which the Company's properties are located, the Company believes that all services provided to tenants by the Company (whether through the Operating Partnership or through the Property Services Businesses) should be considered "usually or customarily rendered" in connection with the rental of apartments or retail space, as applicable, for occupancy only, although there can be no assurance that the IRS will not contend otherwise. In this regard, if the Operating Partnership contemplates providing services that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which neither the Company nor the Operating Partnership receives any income.

         Rents received generally will qualify as rents from real property notwithstanding the fact that the Company provides services that are not Permissible Services so long as the amount received for such services meets a de minimis standard. The amount received for "impermissible services" with respect to a property (or, if services are available only to certain tenants, possibly with respect to such tenants) cannot exceed one percent of all amounts received, directly or indirectly, by the REIT with respect to such property (or, if services are available only to certain tenants, possibly with respect to such tenants). The amount that a REIT will be deemed to have received for performing "impermissible services" will be the greater of the actual amount so received or 150% of the direct cost to the REIT of providing those services.

         The Operating Partnership may receive fees for the performance of property management and other services with respect to properties in which the Operating Partnership has a partial interest. Only the portion of the management fee that corresponds to the Operating Partnership's interest in such properties will qualify as "rents from real property," with the balance being nonqualifying income. The Operating Partnership also may receive certain other types of non-qualifying income (including, for example, certain expense reimbursements, and dividends and interest from the Property Service Businesses (which qualify under the 95% gross income test but not under the 75% gross income test)). The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

         If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, a 100% tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. At the close of each quarter of the Company's taxable year, the Company must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items, and government securities. Second, not more than 25% of the Company's total assets may be represented by securities, other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. The Operating Partnership owns 100% of the nonvoting stock of each of the Property Service Businesses. In addition, the Operating Partnership holds notes from each of the Property Service Businesses, and by virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of the Operating Partnership, including the securities of each of the Property Service Businesses described above. The Operating Partnership, however, does not own more than 10% of the voting securities of any of the Property Service Businesses. In addition, the Company believes that the Company's pro rata share of the value of the securities of each of the Property Service Businesses does not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of one or more of the Property Service Businesses exceeds the 5% value limitation, or that all or some of the Property Service Businesses shall be viewed as a single corporation for purposes of the 5% value limitation and that the value of the securities of that corporation exceeds the 5% limitation, or that the nonvoting stock of one or more of the Property Service Businesses should be considered "voting securities" for purposes of the 10% limitation.

         The 5% value requirement must be satisfied not only on the date the Company acquired securities of the Property Service Businesses, but also each time the Company increases its ownership of securities of the Property Service Businesses (including as a result of increasing its interest in the Operating Partnership as Limited Partners exercise their rights to have Units redeemed for shares of common stock or, at the option of the Company, cash). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps always will be successful or will not require a reduction in the Operating Partnership's overall interest in the Property Service Businesses.

         On February 2, 1998, the Clinton administration released its budget proposal for fiscal year 1999. The proposal includes a number of provisions affecting REITs. One proposed provision would amend the 10% limitation described above to preclude a REIT from owning more than 10% of the vote or value of all classes of stock of any one issuer (other than a qualified REIT subsidiary or another REIT). Stock currently owned by the Company in the Property Service Businesses would be "grandfathered" (i.e., with respect to such stock, the Company would be subject only to the existing 10% voting securities test described above). However, if the corporation in which such grandfathered stock is held were to engage in a new trade or business or acquire substantial new assets, the grandfathered status would terminate. Accordingly, if the proposal were enacted as currently drafted and the Property Service Businesses (in which the Company's stock ownership exceeds 10% of the value of the securities) were to engage in a new trade or business or acquire substantial new assets after the effective date, the grandfathered status of the Company's ownership of stock in these entities would terminate and the Company would fail to qualify as a REIT. Moreover, the Company would not be able to own more than 10% of the vote or value of any subsidiary formed after the effective date of the proposal. Thus, the proposal, if enacted as currently drafted, would materially impede the ability of the Company to engage in new third-party management or similar activities. Although the proposal is not expected to be enacted in 1998, it cannot be predicted whether, in what form, or with what effective date, any future legislation affecting the Company might be enacted.

     Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute dividends to its shareholders in an amount at least equal to (1) the sum of (a) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (2) the sum of certain items of noncash income. Distributions must be made either during the taxable year to which they relate or, if certain procedures are followed, during the subsequent taxable year. The Company will be subject to tax on amounts not distributed at regular capital gains and ordinary income rates.

         In addition, if the Company fails to distribute during each calendar year at least the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years, it will be subject to a 4% nondeductible excise tax on the excess of this required amount over the sum of the amounts it actually distributes and amounts retained with respect to which it pays federal income tax.

         The Company believes that it has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

         Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

Tax Aspects of the Company's Investments in the Operating Partnership and Property Service Businesses

     General. All of the Company's investments are through the Operating Partnership, and the Operating Partnership holds substantially all of the Properties through certain subsidiary partnerships. This structure may involve special tax considerations. These tax considerations include: (a) the allocations of income and expense items of the Operating Partnership and such subsidiary partnerships, which could affect the computation of taxable income of the Company, (b) the status of the Operating Partnership and each such subsidiary partnership as partnership (as opposed to an association taxable as a corporation) for income tax purposes, and (c) the taking of actions by the Operating Partnership or any of such subsidiary partnerships that could adversely affect the Company's qualification as a REIT. The Company believes that the Operating Partnership and each of the subsidiary partnerships will be treated for tax purposes as a partnership (and not as an association taxable as a corporation). If, however, the Operating Partnership or any of such subsidiary partnerships were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

     Tax Allocations with Respect to the Properties. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties) to the Partnership at the time of its formation, and it has acquired a number of properties by contribution since that time. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Partnership Agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code and the regulations thereunder, which allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of Section 704(c) of the Code may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (1) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of the Formation Transactions or a subsequent acquisition, and (2) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

         Property Service Businesses. A substantial portion of the amounts used by the Operating Partnership to fund distributions to partners (which in turn are used by the Company to fund distributions to holders of common stock) comes from the Property Service Businesses, through payments on notes issued by the Property Service Businesses and dividends on non-voting stock of the Property Service Businesses held by the Operating Partnership. The Property Service Businesses do not qualify as REITs and thus pay federal, state and local income taxes on their net income at normal corporate rates. The Property Service Businesses attempt to limit the amount of such taxes. There can be no assurance, however, whether or the extent to which measures taken to limit taxes will be successful. Moreover, even if those measures are successful, future increases in the income of the Property Service Businesses inevitably will be subject to income tax. To the extent that the Property Service Businesses are required to pay federal, state and local income taxes, the cash available for distribution to shareholders will be reduced accordingly. In addition, as described above, the value of the securities of each of the Property Service Businesses held by the Operating Partnership cannot exceed 5% of the value of the Operating Partnership's assets at a time when a Limited Partner exercises his redemption right (or the Company otherwise is considered to acquire additional securities of a Property Service Business) and the Company cannot own 10% or more of the voting securities of the Property Service Businesses. See "--Requirements for Qualification--Asset Tests." These limitations may restrict the ability of the Property Service Businesses to increase the size of their respective businesses unless the value of the assets of the Operating Partnership is increasing at a commensurate rate, and they prohibit the Operating
Partnership from exercising control over the Property Service Businesses.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As used herein, the term "U.S. Shareholder" means a holder of common stock who (for United States federal income tax purposes) is (1) a citizen or resident of the United States, (2) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

         As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. Shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether the distributions on shares of common stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of preferred stock and second to shares of common stock. There can be no assurance that the Company will have sufficient earnings and profits to cover any distributions on preferred stock.

         Distributions that are designated as capital gain dividends will be taxed to taxable non-corporate (i.e., individuals, estates, or trusts) U.S. shareholders as gains from the sale or exchange of a capital asset held for more than one year (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which such shareholders have held their stock. On November 10, 1997, the IRS issued Notice 97-64, which provides generally that the Company may classify portions of its designated capital gain dividend as (1) a 20% gain distribution (which would be taxable to taxable non-corporate U.S. Shareholders at a maximum rate of 20%),
(2) an unrecaptured Section 1250 gain distribution (which would be taxable to taxable non-corporate U.S. Shareholders at a maximum rate of 25%), or (3) a 28% gain distribution (which would be taxable to taxable non-corporate U.S. Shareholders at a maximum rate of 28%). In light of the IRS Restructuring and Reform Act of 1998, which eliminates the 18-month holding period that was required to be met to take advantage of the lowest capital gain tax rates, the IRS is expected to issue clarifying guidance regarding the designation of REIT capital gain dividends. Notice 97-64 provides that a REIT must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. Notice 97- 64 further provides that designations made by the REIT only will be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends of a particular type.

         Distributions made by the Company that are properly designated as capital gain dividends will be taxable to taxable corporate U.S. Shareholders as long-term gain (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which such corporate U.S. Shareholders have held their common stock. Such corporate U.S. Shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a taxable U.S. Shareholder to the extent that they do not exceed the adjusted basis of such U.S. Shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a taxable U.S. Shareholder's common stock, they will be included in income as capital gains, assuming the common stock is a capital asset in the hands of the shareholder.

         In general, a taxable U.S. Shareholder will realize gain or loss on the disposition of common stock equal to the difference between (1) the amount of cash and the fair market value of any property received on such disposition and (2) the U.S. Shareholder's adjusted basis of such common stock. Such gain or loss will be capital gain or loss if the common stock has been held as a capital asset. In the case of a taxable U.S. Shareholder that is a corporation, such capital gain or loss will be long-term capital gain or loss if such common stock has been held for more than one year. Generally, in the case of a taxable non-corporate U.S. Shareholder, such capital gain or loss will be taxed (1) for dispositions occurring after December 31, 1997, at a maximum rate of 20% and (2) for dispositions occurring after December 31, 2000, at a maximum rate of 18% if the common stock is acquired after December 31, 2000 and held for more than five years. The Taxpayer Relief Act of 1997 (the "1997 Act") allows the IRS to issue regulations relating to how the 1997 Act's new capital gain rates will apply to sales of capital assets by "pass-through entities," which include REITs such as the Company, and to sales of interests in "pass-through entities." To date, the IRS has not issued such regulations, but if issued, such regulations could affect the taxation of gain and loss realized on the disposition of common stock. Shareholders are urged to consult with their own tax advisors with respect to the new rules contained in the 1997 Act.

         Loss upon a sale or exchange of common stock by a taxable U.S. Shareholder who has held such common stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. For a taxable non-corporate U.S. Shareholder, the long-term capital loss will be apportioned among the applicable long-term capital gain groups to the extent that distributions received by such U.S. Shareholder were previously so treated.

         The Company may elect to require the holders of common stock to include the Company's undistributed net capital gains in their income. If the Company makes such an election, the holders of common stock will (1) include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund for such amount. A holder of common stock will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of the tax it is deemed to have paid. The earnings and profits of the Company will be adjusted appropriately.

         Under certain circumstances, U.S. Shareholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

         Taxation of Tax-Exempt Shareholders. The Company does not expect the distributions by the Company to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its common stock with "acquisition indebtedness" within the meaning of the Code, and the common stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. For a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Code Sections 501
(c)(7), (c)(9), (c)(17) or (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such a prospective shareholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

     Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

     Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's common stock, they will give rise to tax liability if the Non-U.S. Shareholder otherwise would be subject to tax on any gain from the sale or disposition of his common stock as described below. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that the Company will be required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

         For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests (whether or not designated as a capital gain dividend) will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts designated by the Company pursuant to the 1997 Act as undistributed capital gains in respect of shares of common stock (see "Taxation of Shareholders --Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by the Company of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by the Company on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by the Company were to exceed their actual United States federal income tax liability).

     Gain recognized by a Non-U.S. Shareholder upon a sale of common stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it currently is a "domestically controlled REIT," and, therefore, the sale of common stock will not be subject to taxation under FIRPTA. If the gain on the sale of common stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Backup Withholding Tax and Information Reporting. Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Shareholders outside the United States that are treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (2) capital gains dividends or (3) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States shareholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a Non-U.S. Shareholder, or otherwise establishes an exemption. A Non-U.S. Shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

     The IRS has recently finalized regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. Pursuant to IRS Notice 98-16, these regulations generally will be effective for payments made after December 31, 2000, subject to certain transition rules. Valid withholding certificates that are held on December 31, 1999, will remain valid until the earlier of December 31, 2000 or the date of expiration of the certificate under rules currently in effect (unless otherwise invalidated due to changes in the circumstances of the person whose name is on such certificate). A Non-U.S. Shareholder should consult its own advisor regarding the effect of these regulations.

Other Tax Considerations

         Recent Legislation. The 1997 Act contains a number of technical provisions that either (1) reduce the risk that the Company will inadvertently cease to qualify as a REIT, or (2) provide additional flexibility with which the Company can meet the REIT qualification requirements.

         State and Local Taxes; District of Columbia Unincorporated Business Tax. The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in common stock.

         In this regard, the District of Columbia imposes an unincorporated business income tax, at an effective rate of 9.975% on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because certain of the Properties are located in the District of Columbia, the subsidiary partnership owning these properties will be subject to this tax. Thus, in effect, the Company's share of the "District of Columbia taxable income" attributable to the Properties located in the District of Columbia will be subject to this tax. The Operating Partnership and such subsidiary partnership will attempt to reduce the amount of income that is considered "District of Columbia taxable income," but it is likely that some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent the Operating Partnership or such subsidiary partnership is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its shareholders as dividends will be reduced accordingly. Moreover, a shareholder of the Company will not receive a credit against its own state income tax liability for its share of any District of Columbia unincorporated business income tax paid by the Operating Partnership or such subsidiary partnership. This tax would not apply if the Company were to own and operate its assets directly, rather than through the Operating Partnership; however, the Company's ability to eliminate the Operating Partnership and thus own its assets directly is severely limited.


                              PLAN OF DISTRIBUTION


         We may issue the shares of common stock covered by this prospectus to Commonwealth Reservoir Park Limited Partnership (or its partners, if that partnership distributes its Units to its partners in the future), if that partnership (or any of its partners) requests redemption of its Units. A redeeming Unitholder who receives any shares of common stock covered by this prospectus will be entitled to sell such shares without restriction in the open market or otherwise.

         We will acquire one Unit from a redeeming Unitholder in exchange for each Redemption Share that the we issue. Thus, with each redemption, our interest in the Operating Partnership will increase.


                              AVAILABLE INFORMATION


         We have filed with the SEC a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the content of any contract or other document are not necessarily complete, and, therefore, we recommend that you refer to the copy of any such contract or other document filed as an exhibit to the Registration Statement. Any statement relating to any such contract or document is qualified in all respects by its copy contained in the exhibits and schedules incorporated by reference into this prospectus. For further information about us and our common stock offered in this prospectus, refer to the Registration Statement and its exhibits and schedules.

         We are subject to the informational requirements of the Securities Exchange Act (the "Exchange Act"). We have filed reports and other information with the SEC and are subject to the periodic reporting and informational requirements of the Exchange Act. The Registration Statement, its exhibits and schedules, as well as such reports and other information we have filed with the SEC can be inspected and copies obtained from the SEC at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can obtain copies of such material and information on the operation of the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Our electronic SEC filings may also be obtained from our website at http://www.smithreit.com. In addition, our common stock is listed on the NYSE and similar information about us can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         We furnish our equityholders with annual reports containing consolidated financial statements audited by our independent public accountants and, upon request by its equityholders, quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         We file annual, quarterly and special reports, proxy statements and other information with the SEC (using file number 1-13174). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our electronic SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

         1. Registration Statement on Form 8-A filed on August 16, 1994 registering our common stock under Section 12(b) of the Exchange Act.

         2.  Annual Report on Form 10-K for the year ended December 31, 1997.

         3. Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998 (as amended on Form 10-Q/A), and for the quarter ended June 30, 1998.

         4. Current Reports on Form 8-K dated April 17, 1998 (as amended on Form 8-K/A) and July 1, 1998.

         You may request a copy of these filings (other than exhibits and schedules to such filings, unless such exhibits or schedules are specifically incorporated by reference into this prospectus), at no cost, by writing or calling us at the following address

                           Charles E. Smith Residential Realty,
                           Inc.
                           2345 Crystal Drive
                           Arlington, Virginia  22202
                           Attention:  Mr. Gregory Samay, Vice
                           President and Treasurer
                           (703) 769-1020

         You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                                     EXPERTS


         Our financial statements for the fiscal year ended December 31, 1997 and the related schedule incorporated by reference in this prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report dated February 9, 1998 relating to such financial statements, and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving such report.

         The consolidated balance sheets of McClurg Court Associates Limited Partnership as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in partners' capital and cash flows for the years then ended incorporated by reference in this prospectus and elsewhere in the Registration Statement, have been audited by Altschuler, Melvoin and Glasser LLP, independent public accountants, as indicated in their report dated February 17, 1998 with respect thereto, and are included herein in reliance upon the authority of Altschuler, Melvoin and Glasser LLP as experts in giving such report.

                                  LEGAL MATTERS


         In connection with this prospectus, Hogan & Hartson L.L.P., Washington, D.C. has provided its opinion as to the validity of the issuance of the common stock offered by this prospectus and the discussion of tax matters in this prospectus.

You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of the common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.


                   TABLE OF CONTENTS

                                                 Page

Prospectus Summary...............................   1
Risk Factors.....................................   3
Description of Capital Stock                        8
Shares Available for Future Sale                   13
Redemption of Units..............................  13
Federal Income Tax Considerations                  28
Plan of Distribution.............................  38
Available Information............................  38
Incorporation of Certain Documents by Reference
 .................................................  39
Experts..........................................  40
Legal Matters....................................  40




                  [LOGO]



              464,667 Shares




             Charles E. Smith
         Residential Realty, Inc.




               Common Stock







                PROSPECTUS



             October __, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.


Registration Fee....................................          $4,164
Printing and Duplicating Expenses...................           1,000
Legal Fees and Expenses.............................          30,000
Accounting Fees and Expenses........................          10,000
Blue Sky Fees and Expenses..........................           5,000
Miscellaneous.......................................           1,000
                                                         -----------

Total...............................................         $51,164
                                                         -----------
                                                         -----------


Item 15.          Indemnification of Trustees and Officers

         The Company's officers and directors are and will be indemnified under Maryland law, the Charter of the Company, and the Partnership Agreement against certain liabilities. The Charter requires the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland. The Company's Charter also provides that, to the fullest extent permitted under Maryland law, directors and officers of the Company will not be liable to the Company and its shareholders for money damages.

         Section 2-418 of the Maryland General Corporation Law generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that (i) the act or omission of such person was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or
(ii) such person actually received an improper personal benefit in money property or services; or (iii) in the case of any criminal proceeding, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director in connection with the proceeding; but, if the proceeding is one by or in the right of the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or any entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

         The Partnership Agreement also provides for indemnification of the Company, or any director or officer of the Company, in its capacity as general partner of the Operating Partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the Operating Partnership as set forth in the Partnership Agreement.

Item 16.          Exhibits

         *3.1     Amended and Restated Articles of Incorporation of the
                  Company
        **3.2     Articles Supplementary relating to Series A
                  Cumulative Convertible Redeemable Preferred Stock
       ***3.3     Articles Supplementary relating to Series B
                  Cumulative Convertible Redeemable Preferred Stock
       ***3.4     Certificate of Correction relating to Series B
                  Cumulative
                  Convertible Redeemable Preferred  Stock
      ****3.5     Articles Supplementary relating to Series C Cumulative
                  Redeemable Preferred Stock
     *****3.6     Certificate of Correction relating to Series C
                  Cumulative Redeemable Preferred Stock
    ******3.7     Amended and Restated Bylaws of the Company

   *******4.1     First Amended and Restated Agreement of Limited
                  Partnership of the Operating Partnership, as amended
   *******4.2     Certificate of Limited Partnership of the
                  Operating Partnership
          5.1     Opinion of Hogan & Hartson L.L.P. regarding legality of
                  the Common Stock
          8.1     Opinion of Hogan & Hartson L.L.P. regarding certain tax
                  matters
         23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)
         23.2     Consent of Arthur Andersen LLP
         23.3     Consent of Altschuler, Melvoin and Glasser LLP
         24       Power of Attorney (included on signature page (II-4))


* Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-11 (File No. 33-75288).
** Incorporated by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997
         (File No. 1-13174).
*** Incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K dated October 3, 1997 (File No. 1-13174).
**** Incorporated by reference to Exhibit 3.5 to the Company's registration statement on Form S-3 (File No. 333-17053).
***** Incorporated by reference to Exhibit 3.6 to the Company's registration statement on Form S-3 (File No. 333-17053).
****** Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-3 (File No. 33-93986).
******* Incorporated by reference to the same titled and numbered exhibit to the Company's Annual Report on Form 10-K for the year ended
         December 31, 1994 (File No. 1-13174).


Item 17.          Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned Registrant hereby further undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on October 23, 1998.

                            CHARLES E. SMITH RESIDENTIAL REALTY, INC.



                            By: /s/ Ernest A. Gerardi, Jr.
                                ----------------------------------------------
                                Name:  Ernest A. Gerardi, Jr.
                                Title: President and Chief Operating Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Ernest A. Gerardi, Jr. and Robert D. Zimet, or either one of them, as true and lawful attorney-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Name                                             Title                                             Date
     ----                                             -----                                             ----

/s/ Robert H. Smith                               Co-Chairman of the Board,                        October 23,1998
---------------------------------                 Co-Chief Executive Officer, and Director
Robert H. Smith

/s/ Robert P. Kogod                               Co-Chairman of the Board,                        October 23,1998
---------------------------------                 Co-Chief Executive Officer, and Director
Robert P. Kogod


/s/ Ernest A. Gerardi, Jr.                        President, Chief                                 October 23,1998
---------------------------------                 Operating Officer,
Ernest A. Gerardi, Jr.                            and Director


/s/ Wesley D. Minami                              Senior Vice President and                        October 23,1998
---------------------------------                 Chief Financial Officer
Wesley D. Minami

/s/ Steven E. Gulley                              Vice President,                                  October 23,1998
---------------------------------                 Controller, and Chief
Steven E. Gulley                                  Accounting Officer





/s/ Fred J. Brinkman                              Director                                         October 23,1998
---------------------------------
Fred J. Brinkman

/s/ Charles B. Gill                               Director                                         October 23,1998
---------------------------------
Charles B. Gill

/s/ Mandell J. Ourisman                           Director                                         October 23,1998
---------------------------------
Mandell J. Ourisman

/s/ Mallory Walker                                Director                                         October 23,1998
---------------------------------
Mallory Walker


                                  EXHIBIT INDEX



Exhibit                                                                                   Sequentially
Number           Exhibit Description                                                      Numbered Page
-------          -------------------                                                      -------------
        *3.1     Amended and Restated Articles of Incorporation of the Company............
       **3.2     Articles Supplementary relating to Series A Cumulative...................
                 Convertible Redeemable Preferred Stock...................................
      ***3.3     Articles Supplementary relating to Series B Cumulative...................
                 Convertible Redeemable Preferred Stock...................................
      ***3.4     Certificate of Correction relating to Series B Cumulative................
                 Convertible Redeemable Preferred Stock...................................
     ****3.5     Articles Supplementary relating to Series C Cumulative...................
                 Redeemable Preferred Stock...............................................
    *****3.6     Certificate of Correction relating to Series C Cumulative................
                 Redeemable Preferred Stock...............................................
   ******3.7     Amended and Restated Bylaws of the Company...............................
  *******4.1     First Amended and Restated Agreement of Limited Partnership
                 of the Operating Partnership, as amended.................................
  *******4.2     Certificate of Limited Partnership of the Operating Partnership..........
         5.1     Opinion of Hogan & Hartson L.L.P. regarding legality of the
                 Common Stock.............................................................
         8.1     Opinion of Hogan & Hartson L.L.P. regarding certain tax
                 matters..................................................................
        23.1     Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)..............
        23.2     Consent of Arthur Andersen LLP...........................................
        23.3     Consent of Altschuler, Melvoin and Glasser LLP...........................
         24      Power of Attorney (included on signature page (II-4))


* Incorporated by reference to Exhibit 3.1 to the Company's registration statement on Form S-11 (File No. 33-75288).

** Incorporated by reference to Exhibit 3.1 to the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997 (File No. 1-13174).

*** Incorporated by reference to Exhibit 4.1 to the Company's current report on Form 8-K dated October 3, 1997 (File No. 1-13174).

**** Incorporated by reference to Exhibit 3.5 to the Company's registration statement on Form S-3 (File No. 333-17053).

***** Incorporated by reference to Exhibit 3.6 to the Company's registration statement on Form S-3 (File No. 333-17053).

****** Incorporated by reference to Exhibit 3.2 to the Company's registration statement on Form S-3 (File No. 33-93986).

******* Incorporated by reference to the same titled and numbered exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1- 13174).